11.	Code of Ethics

This Code of Ethics (the “Code”) applies to all employees and officers of SBAuer Funds, LLC (the “Adviser”) a registered investment adviser with the Securities and Exchange Commission as well as any employees or associates of affiliated entities to the adviser. Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) requires the Advisers to adopt a code of ethics that establishes standards of conduct and reinforces fiduciary principles that govern the conduct of the Advisers and their personnel. Rule 204A-1 also requires each Supervised Person of an Adviser to comply with all applicable Federal Securities Laws. In addition, the Code has been adopted in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) which relates specifically to the activities of the Adviser and The Auer Growth Fund (the “Fund” and “Client”).

Rule 17j-1 makes it unlawful for fund access Persons, in connection with the purchase or sale, directly or indirectly, by such persons of a security held or to be acquired by any Fund:

1. to employ any device, scheme, or artifice to defraud the Fund;

2. to make to a Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

4. to engage in any manipulative practice with respect to a Fund.

In view of the foregoing, the Adviser prohibits certain types of personal securities transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures. It is the judgment of the Adviser that, as a matter of policy, a code of ethics should not inhibit responsible personal investment within boundaries reasonably necessary to ensure compliance with applicable laws.

B.	Statement of Business Conduct and Fiduciary Principles

Each officer and employee of the Adviser has a duty to act in the best interest of Clients. In addition to the various laws and regulations covering the activities of the Adviser, it is clearly in the best interest of the Adviser as professional investment advisory organizations to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of its officers and employees. While it is not possible to anticipate all instances of potential conflict, the standard is clear. As a general principle, it is imperative that those who work for, or on behalf of, an Adviser avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of the Client. If you have any doubt as to the propriety of any activity, you should consult David S. Gilreath, the Chief Compliance Officer of the Adviser.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth the policy regarding employee conduct in those situations in which conflicts are most likely to develop. The Adviser believes that as a matter of general fiduciary responsibility the following four principles must govern the actions of fund access persons including personal investment activities.

First, the interests of Clients must and shall come first. In any decision relating to personal investment, all persons subject to this Code must scrupulously avoid serving personal interests ahead of those of Clients. For example, it would be a violation of the Code for a portfolio manager to purchase for his/her own account a Security to be acquired by Client.

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Second, personal investments should comport with both the letter and spirit of the Code and should avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. The Firm and the Board are committed to avoiding situations involving any real or possible impropriety, and persons subject to the Code should avoid conduct that creates a potential for problems. For example, it would be a violation of the Code for a portfolio manager to purchase qualifying securities for his/her personal account rather than for Client’s account.

Third, the Adviser’s personnel should not take inappropriate advantage of their position with or on behalf of Client. It is imperative that those who work for or on behalf of Client avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of Client. For example, a portfolio manager should not receive an investment opportunity from persons seeking or doing business with Client.

Fourth, Supervised Persons must comply with all applicable Federal Securities Laws. This Code does not cover all possible areas of potential liability under the Federal Securities Laws. Technical compliance with the Code will not automatically insulate from scrutiny trades by a person which show a pattern of abuse of such person’s fiduciary duties to Clients. Persons subject to this Code should review this Code carefully before engaging in any transaction if the transaction directly or indirectly involves themselves or their family members and Client.

Responsibility. It is the responsibility of all supervisory personnel to ensure that the Company conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients.

Duty to Clients. The Company has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. The Company must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

A.	Prohibited Acts

1.	Employing any device, scheme or artifice to defraud;

2.	Making any untrue statement of a material fact;

3.	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.	Engaging in any fraudulent or deceitful act, practice or course of business; or,

5.	Engaging in any manipulative practices.

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B.	Conflicts of Interest. The Company has a duty to disclose potential and actual conflicts of interest to their clients. All IARs and solicitors have a duty to report potential and actual conflicts of interest to the Company. Gifts (other than de minimis gifts, which are usually defined as having a value under $100.00) should not be accepted from persons or entities doing business with the Company.

C.	Use of Disclaimers. The Company shall not attempt to limit liability for willful misconduct or gross negligence through the use of disclaimers.

D.	Duty to Supervise. Advisers Act Section 203(e)(5) The Company is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1.	Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3.	Ensuring that all advisory personnel fully understand the Company's policies and procedures; and,

4.	Establishing a review system designed to provide reasonable assurance that the Company's policies and procedures are effective and are being followed.

12.	Trading/Prohibited Transactions

Advisers Act Section 206, 17 CFR (as amended 10/29/1999) Rule 204-2 [17CFR 275.204-2]

A.	Prohibitions. The Company and all persons associated with the Company are prohibited from:

1.	employing any device, scheme, or artifice to defraud any client or prospective client;

2.	engaging in any transaction, practice or course of business that operates as a fraud or deceit upon any client or prospective client;

3.	engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative;

4.	directly or indirectly acquiring any beneficial interest in securities of an Initial Public Offering (IPO) or Private Placement, in which the Company is allocated shares in, without prior written approval from the Designated Supervisory Principal.

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